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Filed Pursuant to Rule 424(b)(3)
File No. 333-191913

CAREY WATERMARK INVESTORS INCORPORATED

Prospectus Supplement No. 3 Dated July 23, 2014
To Prospectus Dated April 30, 2014

              This prospectus supplement (the "Prospectus Supplement") is part of, and should be read in conjunction with, the prospectus of Carey Watermark Investors Incorporated, dated April 30, 2014 (as amended or supplemented, the "Prospectus"). Unless the context indicates otherwise, the information contained in this Prospectus Supplement supersedes the information contained in the Prospectus. Terms used but not defined in the Prospectus Supplement shall have the meanings given to them in the Prospectus. A copy of the Prospectus will be provided by Carey Watermark Investors Incorporated upon request.

RECENT DEVELOPMENTS

Suitability Standards

              The first sentence in the third paragraph in the "Suitability Standards" section on page i of our Prospectus is superseded in its entirety by the following and is also incorporated in the order form:

Alabama, California, Iowa, Kansas, Kentucky, Maine, Massachusetts, Michigan, Nebraska, New Jersey, New Mexico, North Dakota, Ohio, Oregon, Pennsylvania and Tennessee have established suitability standards in addition to those we have established.

              The first paragraph in the "Suitability Standards" section on page ii of our Prospectus is superseded in its entirety by the following and is also incorporated in the order form:

              Oregon and Tennessee — Investors must also have a liquid net worth of at least ten times their investment in CPA®:18.

Our Lodging Portfolio

              The following section replaces the information for Hawks Cay Resort in the ADR and RevPAR tables on pages 70 to 71 in the "Our Lodging Portfolio" section of our Prospectus.

	ADR(1)

Hotel	2009	2010	2011	2012	2013	2014
Hawks Cay Resort	$254.62	$245.50	$279.50	$291.63	$287.66	$327.37

(1) ADR is room revenue divided by rooms sold, displayed as the average rental rate for a single room.

	RevPAR(1)

Hotel	2009	2010	2011	2012	2013	2014
Hawks Cay Resort	$127.15	$134.70	$162.76	$172.05	$182.53	$242.61

(1) RevPAR is room revenue divided by available rooms.

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  Filed Pursuant to Rule 424(b)(3) File No. 333-191913
CAREY WATERMARK INVESTORS INCORPORATED
Prospectus Supplement No. 3 Dated July 23, 2014 To Prospectus Dated April 30, 2014
RECENT DEVELOPMENTS